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Exhibit No. 3.1


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             BERKSHIRE BANCORP INC.


                  The Corporation was incorporated under the name "Cooper Medical Devices Corporation" by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 1, 1979. This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and amended the provisions of the Corporation's Certificate of Incorporation (as amended, this "Certificate of Incorporation"), was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"). The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I.

                  The name of the corporation (which is hereinafter referred to as the "Corporation") is BERKSHIRE BANCORP INC.

                                  ARTICLE II.

                  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation's registered agent is The Corporation Trust Company.

                                  ARTICLE III.

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV.

                  4.1 Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is twelve million (12,000,000) shares, of which ten million (10,000,000) shares shall be common stock, par value $.10 per share ("Common Stock"), and two million (2,000,000) shares shall be preferred stock, par value $.01 per share ("Preferred Stock").

                  4.2 Common Stock. The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

                  4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

                  (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends


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         payable on any shares of stock of any other class or any other series of Preferred Stock;

                  (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of Preferred Stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock;

                  (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class; and

                  (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

                  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                                   ARTICLE V.

                  Unless required by law or determined by the chairman of the meeting to be advisable, the vote by stockholders on any matter, including the election of directors, need not be by written ballot.

                                   ARTICLE VI.

                  The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or the Bylaws of the Corporation; and other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders, Directors or any other person pursuant to this Certificate of Incorporation and the Bylaws of the Corporation are granted subject to the aforementioned reservation.




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                                  ARTICLE VII.

                  The Board of Directors shall have the power at any time, and from time to time, to adopt, amend and repeal any and all Bylaws of the Corporation.

                                  ARTICLE VIII.

                  8.1 Elimination of Certain Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment of this Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate any right or protection of a Director of this Corporation under this Section 8.1 for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                  8.2 Indemnification. The Corporation shall indemnify (A) its Directors and officers, whether serving the Corporation or at its request, any other entity, to the full extent required or permitted by the DGCL now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law, and (B) other employees and agents of the Corporation to such extent as shall be expressly authorized by the Board of Directors or the ByLaws and as permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided under this Section 8.2 with respect to any acts or omissions occurring prior to such amendment or repeal.

                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the certificate of incorporation of the Corporation, and which has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, has been executed by Steven Rosenberg, its Vice President, this 23rd day of March, 1999.

                                       COOPER LIFE SCIENCES, INC.


                                       By: /s/ Steven Rosenberg
                                          _____________________________________
                                             Steven Rosenberg
                                             Vice President






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